FOR IMMEDIATE RELEASE

October 30, 2006

Contact: David Stakun

(215) 355-2900

Technitrol Reports Record Revenues

and Strong Earnings in Q306;

Agrees to Acquire RF Antenna Business

PHILADELPHIA -- Technitrol, Inc. (NYSE: TNL) reported consolidated revenues of $257.7 million for its third fiscal quarter ended September 29, 2006. Revenues were $239.2 million in the previous quarter and $147.2 million in the third quarter of 2005.

According to U.S. Generally Accepted Accounting Principles (GAAP), third-quarter net earnings from continuing operations were $15.3 million, or $0.38 per diluted share compared to $15.2 million or $0.38 per diluted share in the prior quarter and $5.3 million, or $0.13 per diluted share in the third quarter of 2005. Third-quarter 2006 earnings included after-tax severance and asset-impairment expenses totaling $1.9 million ($0.05 per share) and accelerated depreciation charges of $2.8 million ($0.06 per share), related to previously announced Pulse facility closures in Turkey and France and a trade name writeoff at the Pulse antenna division. Excluding these items, earnings per diluted share in the third quarter were $0.49.

By comparison, net earnings in the previous quarter were $0.47 per diluted share, excluding after-tax severance and asset-impairment expenses, accelerated depreciation, foreign exchange settlement gains and proceeds from an insurance settlement. Earnings per diluted share in the year-ago quarter were $0.16, excluding after-tax severance and asset-impairment expenses. (See the attached "Non-GAAP Measures" table that reconciles net earnings per diluted share excluding these items to GAAP net earnings per diluted share.)

Technitrol's revenue and earnings comparisons and the segment performance reports that follow include contributions to Pulse results from LK Products and ERA Group since their acquisitions in September 2005 and January 2006, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings in the attached "Non-GAAP Measures" table) were $32.8 million in the third quarter of 2006, compared with $30.4 million in the previous quarter and $13.3 million in the third quarter of 2005, excluding pre-tax severance and asset-impairment expenses, insurance settlement proceeds, foreign exchange settlement gains, accelerated depreciation and amortization, if applicable, in each period.

Net cash at September 29, 2006 was $10.5 million (cash and equivalents of $68.4 million less debt of $57.9 million), compared with $38.4 million (cash and equivalents of $81.8 million less debt of $43.4 million) at the end of the previous quarter. The reduction in net cash from the end of the second quarter reflects an earn-out payment to the seller of LK Products and funding of certain retirement plan obligations. Technitrol's capital spending in the third quarter of 2006 was approximately $5.4 million.

Pulse

Pulse designs and manufactures a wide variety of passive electronic components and modules, electronic connector products, antennas for wireless communication / information devices, automotive ignition coils and other automotive components. Revenues for the third quarter were $174.0 million, up 12.0% from $155.4 million in the prior quarter and more than 100% above $86.6 million in the third quarter of 2005.

Sequential-quarter revenue growth at Pulse reflected pre-holiday production increases in consumer-driven markets such as mobile handsets and video game systems; new business wins in the networking division; and stronger-than-anticipated shipments in the antenna division resulting from strong end-market demand as well as temporary reallocation of market share due to a competitor's ramp-up difficulties. In Europe, automotive electronics markets remained strong, while the television market, which was slow throughout the summer, recovered somewhat late in the quarter. As expected, the telecommunications infrastructure equipment market displayed normal third-quarter slowness, while demand for plain connectors saw a sequential-quarter decline following high levels of expedited shipments in the second quarter.

Pulse's third-quarter operating profit lagged sequential quarter revenue growth primarily due to four factors: significant period expenses for the integration of the ERA Group acquisition; the pass-through effects of very high raw material prices (particularly for copper) which inflate revenue with no gross margin contribution; the effect of substantial wage increases that took effect in China in September (these will affect all similar producers in Southern China); and high demand for handset antenna modules, which contain pre-supplied non-antenna components for which no gross profit is received. The integration expenses, which are not expected to recur in the fourth quarter and beyond, related to information system changeover and one-time adjustments to reflect rising raw material prices and changes in selling prices.

GAAP operating profit in the third quarter was $15.3 million at Pulse, compared with $15.5 million in the second quarter and $6.2 million in the third quarter of 2005. Excluding pre-tax severance and asset-impairment expenses of $2.3 million and the pre-tax charge of $2.9 million for accelerated depreciation discussed above, third-quarter 2006 operating profit was approximately $20.4 million. This represents an increase of 6.5% from second-quarter operating profit of $19.2 million, excluding pre-tax severance and asset-impairment expenses, accelerated depreciation and insurance settlement proceeds, and 196.9% from $6.9 million in the third quarter of 2005, excluding pre-tax severance and asset-impairment expenses. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense, impact of insurance settlement and accelerated depreciation and amortization" with GAAP operating profit).

Pre-tax severance and asset-impairment expenses in the third quarter of 2006 included approximately $1.3 million related to the previously announced consolidation of Pulse's European offices into a single headquarters; $0.6 million for restructuring of the consumer division; $0.2 million for the relocation of certain automotive division production; and $0.1 million in severance payments in the connector division. Accelerated depreciation in the third quarter of 2006 included $2.3 million related to consumer division assets, $0.2 million related to Pulse assets in France and $0.4 million pertaining to the value of the LK trade name, which is no longer in use.

AMI Doduco

AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Third-quarter shipments showed sustained strength in electrical contact markets, particularly in Europe. Electrical power distribution and industrial control markets in Europe and Asia were especially active throughout the quarter. The effect of a slowing North American residential construction market on demand for circuit breaker and switch contacts has been more than offset by rising demand in the commercial construction sector and strength in the European and Asian markets noted above. Revenues in the third quarter were $83.7 million, comparable to $83.8 million in the previous quarter and 38.1% higher than $60.6 million in the third quarter of 2005. In addition to market demand trends, third-quarter revenue growth compared with the prior year is attributable to significantly higher pass-through costs for silver and other metals and to AMI Doduco's continued success in gaining market share.

AMI Doduco's third-quarter GAAP operating profit from continuing operations, including $0.3 million in pre-tax severance and asset-impairment expenses related to the consolidation of European facilities, was $4.6 million, compared with $3.7 million in the previous quarter and $0.8 million in the third quarter of 2005. Excluding severance and asset-impairment expense in all periods, third-quarter 2006 operating profit was $4.9 million, compared with $4.4 million a quarter ago and $1.6 million in the third quarter of 2005. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense, impact of insurance settlement and accelerated depreciation and amortization" with GAAP operating profit.) Operating margin improvements in the most recent quarter are attributable to increasing benefits of earlier restructuring and expense reduction efforts, the ongoing phase-in of lean manufacturing processes, price increases and good production capacity utilization. Through precious metal leasing and indexed base metal invoicing, AMI Doduco has created an effective hedge to protect gross margins against the effects of rising metals costs.

Outlook

Based on customer forecasts, internal analysis and normal seasonal trends, Technitrol expects fourth-quarter 2006 consolidated revenues to be in the range of $244 million to $247 million. This range assumes: a normal slowing in consumer electronics and handset production following the third-quarter pre-holiday peak; an anticipated reduction of the temporary third-quarter market share gain that took place in Pulse's antenna division; and a slight revenue decline from the third quarter at AMI Doduco due to the effect of numerous holidays on fourth-quarter industrial production. Excluding severance and asset-impairment expense, if any, fourth-quarter consolidated operating profit is expected to be between $21.5 million and $23.5 million, and the effective tax rate approximately 16%. The operating profit projection includes the effects of higher wages in China and lower production volumes at Pulse overall, partly offset by the continuing contribution of integration activities in Pulse's automotive division. The expected contribution from the Radiall/Larsen Antenna Technologies acquisition announced below is not included in this outlook and is not expected to be significant in the fourth quarter of 2006.

The company plans to provide no further outlook information until results are reported for the fourth quarter and fiscal 2006. In the absence of public announcements from Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with due caution.

Acquisition

Technitrol also announced that it has agreed to acquire the assets of Radiall/Larsen Antenna Technologies, a producer of advanced wireless antenna systems, from France-based Radiall SA. Terms of the transaction were not disclosed.

Based in Vancouver, Washington, Radiall/Larsen's annual revenues in calendar 2006 are expected to be approximately $25 million. The business will become part of Pulse's antenna products division, extending the product line deeper into several "non-cellular" wireless applications, including automotive telematics (GPS), RFID, machine-to-machine communication and public safety, while expanding Pulse's existing in-building network (WiFi, WiMax) antenna offerings. Larsen offers more than 2,000 antennas for a broad range of wireless terminal and infrastructure equipment. The business also produces cables, mounts and accessories for antenna applications. Pulse will maintain the well-known Larsen® brand name on selected product lines while migrating the remainder to the Pulse brand.

Cautionary Note

Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the company's 10-Q report for the quarter ended June 30, 2006 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)."

These risk factors include, but are not limited to, the following:

    Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

    Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    An inability to adequately respond to changes in technology or customer needs may decrease our sales.

    If our inventories become obsolete, our future performance and operating results will be adversely affected.

    An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    An inability to identify additional acquisition opportunities may slow our future growth.

    If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.

    A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    Competition may result in lower prices for our products and reduced sales.

    Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    Shifting our operations between regions may entail considerable expense.

    Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

    Costs associated with precious metals may not be recoverable.

    The unavailability of insurance against certain business risks may adversely affect our future operating results.
    Environmental liability and compliance obligations may affect our operations and results.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Investors: Technitrol's quarterly conference call will take place on Monday, October 30, 2006 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on October 30, 2006 and concluding at midnight, November 6, 2006. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Nine Months Ended
	9/29/2006	9/30/2005	9/29/2006	9/30/2005

Net sales	$ 257,683	$ 147,217	$ 718,014	$ 431,913
Cost of goods sold	196,058	113,211	548,788	331,399
Gross profit	61,625	34,006	169,226	100,514
Selling, general and administrative expenses	39,167	25,574	108,519	77,688
Severance and asset-impairment expenses	2,604	1,438	6,415	50,641
Operating profit (loss)	19,854	6,994	54,292	(27,815)

Interest (expense) income, net	(2,085)	377	(4,546)	1,158
Other (expense) income, net	(775)	(203)	2,420	(1,094)
Net earnings (loss) from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	16,994	7,168	52,166	(27,751)
Income taxes	1,953	1,551	8,368	4,025
Minority interest, net of income taxes	233	(327)	(1,322)	(1,045)
Net earnings (loss) from continuing operations before cumulative effect of accounting changes	15,274	5,290	42,476	(32,821)
Cumulative effect of accounting changes, net of income taxes	--	--	75	--
Net (loss) from discontinued operations, net of taxes	(29)	(701)	(121)	(395)
Net earnings (loss)	15,245	4,589	42,430	(33,216)

Basic earnings (loss) per share from continuing operations before cumulative effect of accounting changes	0.38	0.13	1.05	(0.81)
Cumulative effect of accounting changes, net of income taxes	--	--	0.00	--
Basic (loss) per share from discontinued operations	(0.00)	(0.02)	(0.00)	(0.01)
Basic earnings (loss) per share	0.38	0.11	1.05	(0.82)

Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting changes	0.38	0.13	1.05	(0.81)
Cumulative effect of accounting changes, net of income taxes	--	--	0.00	--
Diluted (loss) per share from discontinued operations	(0.00)	(0.02)	(0.00)	(0.01)
Diluted earnings (loss) per share	0.38	0.11	1.05	(0.82)

Diluted weighted average common and equivalent shares outstanding	40,630	40,445	40,557	40,286

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended		Nine Months Ended
	9/29/2006	9/30/2005	9/29/2006	9/30/2005
Net sales
Pulse	$ 173,977	$ 86,626	$ 473,544	$ 240,554
AMI Doduco	83,706	60,591	244,470	191,359
Total net sales	257,683	147,217	718,014	431,913
Operating profit (loss)
Pulse	15,269	6,196	43,134	(29,864)
AMI Doduco	4,585	798	11,158	2,049
Total operating profit (loss)	19,854	6,994	54,292	(27,815)

FINANCIAL POSITION
(in thousands, except per-share amounts)	9/29/2006	12/31/2005
	(unaudited)

Cash and equivalents	$ 68,390	$ 173,664
Trade receivables, net	188,430	136,115
Inventories	95,553	73,598
Other current assets	35,577	20,174
Fixed assets	97,578	92,898
Other assets	271,648	189,853
Total assets	757,176	686,302
Current portion of long-term debt	106	50,795
Short-term debt	2,049	3,219
Accounts payable	103,857	67,929
Accrued expenses	91,440	71,767
Long-term debt	55,732	32,697
Other long-term liabilities	30,211	28,605
Total liabilities	283,395	255,012
Minority interest	13,657	12,626
Shareholders' equity	460,124	418,664
Net worth per share	11.30	10.33
Shares outstanding	40,704	40,529

NON-GAAP MEASURES UNAUDITED) (in thousands except per-share amounts)

1. EBITDA from continuing operations
	Quarter Ended
	9/29/06	6/30/06	9/30/05

Net earnings	$ 15,245	$ 15,222	$ 4,589
Net loss from discontinued operations	29	14	701
Minority interest	(233)	1,267	327
Income taxes	1,953	3,621	1,551
Interest expense (income), net	2,085	1,774	(377)
Other expense (income)	775	(2,699)	203
Depreciation and amortization	7,408	6,830	4,860
Impact of insurance settlement and accelerated depreciation and amortization	2,895	1,404	--
EBITDA from continuing operations	30,157	27,433	11,854
Severance and asset-impairment expenses	2,604	2,946	1,438

EBITDA from continuing operations excluding severance, asset-impairment expenses, and cumulative effect of accounting changes	32,761	30,379	13,292

2. Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense, impact of insurance settlement and accelerated depreciation and amortization
	Quarter Ended
	9/29/06	6/31/06	9/30/05

Net earnings per diluted share, GAAP	$ 0.38	$ 0.38	$ 0.11
Diluted loss per share from discontinued Operations	0.00	0.00	0.02
After-tax severance and asset-impairment expense, per share	0.05	0.06	0.03

Impact of insurance settlement and accelerated depreciation and amortization, per share	0.06	0.03	--
Net earnings per diluted share from continuing operations, excluding severance and asset- impairment expenses, impact of insurance settlement and accelerated depreciation and amortization	0.49	0.47	0.16
3. Segment operating profit excluding severance and asset-impairment expense, impact of insurance settlement and accelerated depreciation and amortization
	Quarter Ended
	9/29/06	6/30/06	9/30/05

Pulse operating profit, GAAP	$ 15,269	$ 15,523	$ 6,196
Pre-tax severance and asset-impairment expense	2,254	2,241	681
Pre-tax impact of insurance settlement and accelerated depreciation	2,895	1,404	--
Pulse operating profit, excluding severance and asset-impairment expense, impact of insurance settlement and accelerated depreciation and amortization	20,418	19,168	6,877

AMI Doduco operating profit, GAAP	4,585	3,674	798
Pre-tax severance and asset-impairment expense	350	705	757
AMI Doduco operating profit, excluding severance and asset-impairment expense	4,935	4,379	1,555

1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2006 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.